                                                                    EXHIBIT 99.2




MEDIA CONTACT:                                              INVESTOR CONTACT:
SKIP COLCORD                                                PHIL RUDDICK
(781) 386-6624                                              (781) 386-6638
colcors@polaroid.com                                        ruddicp@polaroid.com


             POLAROID REPORTS $38 MILLION NET EARNINGS FOR YEAR 2000
                   -- FINISHES SECOND STRAIGHT PROFITABLE YEAR
                    DESPITE DISAPPOINTING FOURTH QUARTER --

         CAMBRIDGE, MASS., -- JANUARY 25, 2001 -- Polaroid Corporation (NYSE:
PRD) today reported net earnings of $38 million for the year 2000 on revenues of $1.9 billion, completing the company's second consecutive year of profitability. In 1999 Polaroid reported net earnings of $9 million on sales of $2 billion.

         Gary T. DiCamillo, chairman and chief executive officer said, "Despite a very difficult fourth quarter, we finished our second straight profitable year and sold more instant cameras than in any year in the company's history -- 13 million cameras or 34 percent more than what we sold in 1999, which itself was a record year."

         Polaroid's operating profit was $109 million for 2000 versus $108 million the previous year. Diluted earnings-per-share (EPS) were $.84 for 2000 versus $.20 in 1999. Operating profit in 1999 included a pre-tax charge of $40 million related to the sale of the company's graphic arts business.

         The Polaroid I-Zone Instant Pocket Camera continued to build its position as the best selling camera in the world and helped drive total new product revenues to approximately $430 million for the year, an increase of about 60 percent over 1999.

         In the fourth quarter, Polaroid's total revenues were $506 million or 22 percent less than the $650 million reported for 1999. This marked the end of a string of six consecutive quarters where sales from continuing operations had increased versus the previous year.

                                   -- more --

                                            YEAR 2000 / 4TH QUARTER EARNINGS - 2


         "Although our retail sell-through was much better than the financials would indicate, it nonetheless was a very disappointing end to what was, up until then, a successful year. We were particularly disappointed with our lower revenue performance in the quarter compared to the fourth quarter last year. First, consistent with our December 15th announcement, we saw declines of about $70 million due to inventory reductions in our traditional film business, $10 million due to discontinued businesses and $17 million due to foreign exchange. Second, we saw an additional revenue reduction of about $20 million due to weaker 35mm and videotape sales. Finally, softer consumer demand in our traditional film business further reduced revenue by a net of about $20 million
- more than offsetting new product gains," DiCamillo said.

          "The dealer inventory reduction is illustrated by the difference between our sell-through data and what we shipped. On a worldwide basis, sell-through of camera units was up about 40 percent for the quarter, but shipments increased by just five percent. Estimated sell-through of instant integral film was up about 10 percent, but instant shipments dropped by 16 percent," he said.

         Sales for the quarter declined in all three regions of the world compared with the fourth quarter last year: 15 percent in the Americas; 36 percent in Europe; and 32 percent in Asia.

         The company reported a net loss of $6 million for the fourth quarter compared with net earnings of $29 million for the same period in 1999. As forecast in the December 15th announcement, fourth quarter operating profit was about break-even versus $62 million the previous year. Diluted EPS was a loss of $.13 for the fourth quarter compared with a positive $.64 for the same quarter last year. Diluted EPS would have been a loss of $.26, excluding a pre-tax gain of $9 million on real estate sales.


                                   -- more --

                                            YEAR 2000 / 4TH QUARTER EARNINGS - 3


         DiCamillo believes that conservative trade buying patterns seen since September will continue into 2001. "The slowing economy likely will create a negative impact on Polaroid at least through the first half of the year. We're immediately implementing several cost-cutting moves, and are planning significantly more, to improve the company's cash flow and the efficiency of our operations," he said.

         Polaroid realized a sharp gain in its digital camera business during the fourth quarter. According to data from Information Resources, Inc. (IRI), Polaroid holds the number-one position within the digital camera category in the U.S. Food, Drug and Mass Merchandising (FDM) retail channel and captured a 73 percent share of total volume in the fourth quarter.

         "Polaroid sold 1.3 million digital cameras in 2000 or nearly three times what we sold in 1999. In the fourth quarter alone, we sold more digital cameras than we did in all of 1999. Digital imaging is the fastest growing segment of our business and the cornerstone of our instant digital printing strategy," DiCamillo said.

         Polaroid has focused its digital camera business on a high volume of affordable, easy-to-use products to bring consumers into the franchise and generate a base level of brand loyalty. "This year we will broaden our focus to higher, value-added products to introduce consumers to the benefits of instant digital printing. For example, our stand-alone instant digital photo printer received a strong reception this month at the Consumer Electronics Show in Las Vegas," DiCamillo said.

         Polaroid reduced net debt by $19 million in the fourth quarter to a year-end position of $840 million. In the fourth quarter, Polaroid generated $55 million in free cash flow, defined as the sum of after-tax operating profit plus working capital change, capital expenditures and depreciation.

                                   -- more --

                                            YEAR 2000 / 4TH QUARTER EARNINGS - 4


         In summarizing the state of the business, DiCamillo reiterated his disappointment with the fourth quarter, forecast for lower earnings in the first half of 2001 and expectation for improved performance in the second half of the year. "We will remain focused on reducing costs, improving our cash flow, and launching the first phase of our instant digital printing strategy," he said.

         Polaroid Corporation, with annual sales of $1.9 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide.

         "Polaroid" and "Polaroid I-Zone" are trademarks of Polaroid Corporation, Cambridge, MA 02139.

         Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; manage or reduce its debt; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities & Exchange Commission, specifically, the Company's 1999 Form 10 K and its most recent Form 10Qs.

                                      # # #

               POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                Condensed Consolidated Statement of Earnings
                  Periods ended December 31, 1999 and 2000
                    (In millions, except per share data)


                                                                   Fourth Quarter             Twelve Months
                                                                 -----------------          -----------------
                                                                 1999         2000          1999         2000
                                                                 ----         ----          ----         ----
Net sales                                                         $649.8       $506.2      $1,978.6     $1,855.6
-----------------------------------------------------------------------------------------------------------------
Cost of sales                                                      384.0        323.8       1,170.5      1,055.9

Marketing, research, engineering and administrative expenses       204.0        187.5         700.5        696.4

 Restructuring and other                                               -         (5.8)            -         (5.8)

-----------------------------------------------------------------------------------------------------------------
Total costs                                                        588.0        505.5       1,871.0      1,746.5
-----------------------------------------------------------------------------------------------------------------
Profit from operations                                              61.8          0.7         107.6        109.1

Other income/(expense)                                               2.4         12.6         (16.8)        34.1

Interest expense                                                    20.4         22.5          77.4         85.3

-----------------------------------------------------------------------------------------------------------------
Earnings/(loss) before income taxes                                 43.8         (9.2)         13.4         57.9

Federal, state and foreign income tax expense/(benefit)             15.3         (3.3)          4.7         20.2
-----------------------------------------------------------------------------------------------------------------
Net earnings/(loss)                                                $28.5        ($5.9)         $8.7        $37.7
=================================================================================================================
Basic earnings/(loss) per common share                              $.64        ($.13)         $.20         $.84


Diluted earnings/(loss) per common share                            $.64        ($.13)         $.20         $.84
-----------------------------------------------------------------------------------------------------------------
Cash dividends per common share                                     $.15         $.15          $.60         $.60

Weighted average common shares used for basic
          earnings/(loss) per share calculation (in thousands)    44,525       45,336        44,304       44,995

Weighted average common shares used for diluted
          earnings/(loss) per share calculation (in thousands)    44,525       45,336        44,304       45,069

Common shares outstanding at end of period (in thousands)         44,616       45,532        44,616       45,532

=================================================================================================================

             POLAROID CORPORATION AND SUBSIDIARY COMPANIES
              SUPPLEMENTARY FINANCIAL INFORMATION
                         (IN MILLIONS)


                                                                                     Twelve Months
                                                                        -----------------------------------
Selected Cash Flow Data                                                          1999               2000
----------------------------------------------------------------                 ----               ----
  Additions to property, plant, and equipment                                  $170.5             $129.2
  Depreciation                                                                 $105.9             $113.9

                                                                                At End of Fourth Quarter
                                                                        -----------------------------------
Balance Sheet                                                                    1999               2000
----------------------------------------------------------------                 ----               ----
  Current assets:
    Cash and cash equivalents                                                   $92.0              $97.2
    Receivables                                                                 489.7              435.4
    Inventories:
       Raw materials                                                             84.3               86.6
       Work-in-process                                                          135.8              164.0
       Finished goods                                                           175.5              231.9
                                                                        --------------       ------------
          Total inventories                                                     395.6              482.5
    Prepaid expenses and other assets                                           130.8              103.5
                                                                        --------------       ------------
          Total current assets                                                1,108.1            1,118.6

  Net property, plant and equipment                                             599.2              569.2
  Deferred tax assets                                                           243.7              279.5
  Other assets                                                                   89.0               75.7
                                                                        --------------       ------------
  Total assets                                                               $2,040.0           $2,043.0
                                                                        ==============       ============


  Current liabilities:
    Short-term debt                                                            $259.4             $363.7
    Payables and accruals                                                       338.0              334.1
    Compensation and benefits                                                   138.1               76.7
    Federal, state and foreign income taxes                                      14.7               18.8
                                                                        --------------       ------------
          Total current liabilities                                             750.2              793.3

  Long-term debt                                                                573.0              573.5
  Accrued postretirement benefits                                               234.8              222.7
  Other long-term liabilities                                                   111.5               78.3

  Common stockholders' equity:
    Common stock, $1 par value                                                   75.4               75.4
    Additional paid-in capital                                                  395.2              363.1
    Retained earnings                                                         1,208.8            1,219.5
    Accumulated other comprehensive income                                      (48.9)             (68.9)
    Less:    Treasury stock, at cost                                          1,259.7            1,213.8
             Deferred compensation                                                 .3                 .1
                                                                        --------------       ------------
        Total common stockholders' equity                                       370.5              375.2
                                                                        --------------       ------------
  Total liabilities and common stockholders' equity                          $2,040.0           $2,043.0
                                                                        ==============       ============